Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 3, 2011, with respect to the consolidated financial statements and schedule included in the Annual Report of INX Inc. on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of INX Inc. on Forms S-8 (File No. 333-150902, effective May 14, 2009, File No. 333-60320, effective May 7, 2001 and File No. 333-41001, effective November 25, 1997).

/s/ GRANT THORNTON LLP

Chicago, Illinois
June 3, 2011